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                                                                   Exhibit 10.32

                            Carlyle Industries, Inc.
                              c/o Noel Group, Inc.
                               667 Madison Avenue
                                   25th Floor
                            New York, New York 10021

                               February 25, 1998

Karen Brenner
Carlyle Industries, Inc.
667 Madison Avenue
25th Floor
New York, New York 10021

Dear Ms. Brenner:

     This letter sets forth and confirms the agreement between Carlyle Industries, Inc. (the "Company") and you regarding the terms of your continued employment with the Company, which terms were approved by the Company's Board of Directors at a meeting held on December 18, 1997. The agreement between you and the Company is as follows:

     1. Employment. The Company hereby agrees to continue your employment as Chairman, President and Chief Executive Officer of the Company. You will report to and be responsible to the Board of Directors of the Company.

     2. Salary. The Company agrees to pay you an annual salary at the rate of $250,000 per annum payable in accordance with the payroll practices of the Company, plus any accrued and unpaid bonus. Your annual salary shall be reviewed annually and may be increased in the discretion of the Board or the Compensation Committee thereof. You shall also be entitled to participate in the Company's Management Incentive Plan and all health insurance, profit sharing, employee stock option and similar plans and benefits afforded by the Company to its management employees generally, if and to the extent that you are eligible to participate in such plans and benefits in accordance with their terms.

     3.  Severance.

     a. In the event of a Change in Control (as defined below) of the Company, the Company shall pay you, in a single lump sum payment, within 30 days after such occurrence, an amount equal to your entire annual base salary then in effect (i.e., $250,000 at the compensation rate in effect on the date hereof or such larger amount as may reflect the compensation rate in effect at a later date due to annual salary increases). For purposes hereof, a
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"Change of Control" of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

          (i) A change in control of the direction and administration of the Company's business of a nature that if any securities of the Company were registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be reported in response to (a) Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or (b) Item 1(a) of Form 8-K under the Exchange Act as each is in effect on the date hereof and any successor provision of such regulations under the Exchange Act, whether or not the Company is then subject to such reporting requirements; or

          (ii) Any "person" or "group" (as such term is used in connection with Section 13(d) and 14(d)(2) of the Exchange Act) but excluding any employee benefit plan of the Company or any "affiliate" or "associate" of the Company (as defined in Regulation 12b-2 under the Exchange Act) (a) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors or (b) acquires by proxy or otherwise 50% or more of the combined voting securities of the Company having the right to vote for the election of directors of the Company, for any merger or consolidation of the Company, for the election of Directors, or for any other matter; or

          (iii) During any period of twenty-four (24) consecutive months, the individuals who at the beginning of such period constitute the Board of Directors of the Company or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof. For purposes of this Agreement, "Continuing Directors" shall mean the directors of the Company in office on the date hereof and any successor to any such director and any additional director who after the date hereof (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and (ii) who is not an "affiliate" or "associate" (as defined in Regulation 12b-2 under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily to vote for the election of directors; or

          (iv) The Company shall cease to meet the basic conditions of listing on the New York Stock Exchange in respect of the number of the Company's Common Stock (as hereinafter defined) held by the public; or

          (v) There shall be consummated (A) any consolidation, merger or recapitalization of the Company or any similar transaction involving the


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     Company, whether or not the Company is the continuing or surviving corporation, pursuant to which shares of the Company's common stock, par value $.01 per share ("Common Stock"), would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the adoption of a plan of complete liquidation of the Company (whether or not in connection with the sale of all or substantially all of the Company's assets) or a series of partial liquidations of the Company that is de jure or de facto part of a plan of complete liquidation of the Company; provided, that the divestiture of less than substantially all of the assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary of the Company or otherwise, or a transaction solely for the purpose of reincorporating the Company in another jurisdiction, shall not constitute a "Change in Control"; or

               (vi) The Board of Directors of the Company shall approve any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described (i), (ii) or (v) above.

     The Company hereby reaffirms that, as set forth in the minutes of the Compensation Committee meeting dated May 16, 1997, you shall also be entitled to receive a "transaction bonus" in the amount of $100,000 in the event of a sale of all, or substantially all, of the capital stock or assets of the Company.

          b. In the event that the Company terminates your employment for any reason whatsoever, whether with or without cause, other than in connection with a Change in Control of the Company, the Company shall pay you, in a single lump sum payment, within 30 days after such termination, an amount equal to six months of your annual base salary in effect on the date of such termination (i.e., $125,000 at the compensation rate in effect on the date hereof or such larger amount as may reflect the compensation rate in effect at a later date due to annual salary increases). The Company agrees to present the foregoing provision to the Board at the first full Board meeting after February 1, 1998 for consideration of increasing the sum payable in event of such termination to an amount equal to your entire annual base salary then in effect (i.e., $250,000 at the compensation rate in effect on the date hereof or such larger amount as may reflect the compensation rate in effect at a later date due to annual salary increases).

          4. General. This Agreement may not be modified except by a written instrument duly executed by both parties. This Agreement and the performance hereunder shall be governed by and construed in accordance with the laws of the State of New York. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder. This Agreement and the rights and duties hereunder shall not be assignable by either party hereto except upon the written consent of the other party. This


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Agreement may be executed in counterparts, each of which shall be deemed one and the same instrument.

          Please confirm that the foregoing accurately sets forth our understanding by executing the enclosed copy of this letter and returning it to us.


                                             CARLYLE INDUSTRIES, INC.


                                             By: /s/ Edward F. Cooke
                                                -------------------------


AGREED TO AND ACCEPTED
as of the date of the signature below.


/s/ Karen Brenner
----------------------
Karen Brenner


Dated: Feb. 25, 1998
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